Exhibit 8.1

OPINION OF

KUNZMAN & BOLLINGER, INC.

AS TO

FEDERAL TAX MATTERS

KUNZMAN & BOLLINGER, INC.

ATTORNEYS-AT-LAW

5100 N. BROOKLINE, SUITE 600

OKLAHOMA CITY, OKLAHOMA 73112

Telephone (405) 942-3501

Fax (405) 942-3527

Exhibit 8.1

September 22, 2006

LEAF Asset Management, LLC

1818 Market Street, 9th Floor

Philadelphia, Pennsylvania 19103

RE:	LEAF Equipment Leasing Income Fund III, L.P. Tax Opinion

Gentlemen:

Disclosures.

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This tax opinion letter was written to support the promotion or marketing of Units in the Partnership to potential Limited Partners, and we, as special counsel to the Partnership, have helped the General Partner organize and document the offering of Units in the Partnership.

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This tax opinion letter is not confidential. There are no limitations on the disclosure by the Partnership or by any Limited Partner in the Partnership to any other Person of the tax treatment or tax structure of the Partnership.

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Limited Partners in the Partnership have no contractual protection against the possibility that a portion or all of their intended tax benefits from an investment in the Partnership ultimately are not sustained if challenged by the IRS. (See the “Risk Factors –Your Tax Benefits from an Investment In Us Are Not Contractually Protected” section of the Prospectus.)

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Each potential Limited Partner in the Partnership is urged to seek advice based on his particular circumstances from an independent tax advisor with respect to the federal tax consequences to him of an investment in the Partnership.

Introduction. LEAF Equipment Leasing Income Fund III, L.P. (the “Partnership”), is a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act to acquire and then lease or finance essential use business equipment to selected lessees or borrowers and to purchase Equipment that is already subject to existing Leases or Secured Loans. LEAF Asset Management, LLC, the General Partner of the Partnership, has requested our opinions on the material and any significant federal income tax issues pertaining to the purchase, ownership and disposition of Units in the Partnership by potential “typical Limited Partners” in the Partnership, as that term is defined below in “– We Have Relied On Representations of the General Partner for Purposes of Our Opinions.” Capitalized terms used and not otherwise defined in this tax opinion letter have the respective meanings assigned to them in the form of Amended and Restated Certificate and Agreement of Limited Partnership for the Partnership (the “Partnership Agreement”), which is included as Appendix A to the Prospectus.

Kunzman & Bollinger, Inc.

LEAF Asset Management, LLC

September 22, 2006

Our Opinions Are Based In Part on Documents We Have Reviewed and Existing Tax Laws. Our opinions in this tax opinion letter are based in part on our review of:

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the Prospectus included in the Partnership’s Registration Statement on Form S-1 as declared effective by the Securities and Exchange Commission, and as it may be supplemented or amended, including the Partnership Agreement included as Appendix A to the Prospectus;

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other records, certificates, agreements, instruments, contracts and documents of the General Partner and its Affiliates and the Partnership as we deemed relevant and necessary to review as a basis for our opinions; and

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current provisions of the Code, existing, temporary and proposed Treasury Regulations, the legislative history of the Code, existing IRS administrative rulings and practices, and judicial decisions. Future changes in existing federal tax laws, which may take effect retroactively, may cause the actual tax consequences of an investment in the Partnership to vary substantially from those set forth in this tax opinion letter and the “Federal Income Tax Consequences” section of the Prospectus, and could render our opinions inapplicable.

Our Opinions Are Based In Part On Assumptions We Have Made. For purposes of our opinions, we have made the assumptions set forth below.

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Any funds borrowed by a Limited Partner and used to purchase Units in the Partnership will not be borrowed from any other Limited Partner in the Partnership or from a “related person,” as that term is defined in §465 of the Code, to any other Limited Partner in the Partnership.

•	If a Limited Partner uses borrowed funds to purchase Units in the Partnership, the Limited Partner will be severally, primarily, and personally liable for the borrowed amount.
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No Limited Partner will protect himself through nonrecourse financing, guarantees, stop loss agreements or other similar arrangements from losing the money he paid to the Partnership to purchase his Units.

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The Partnership Agreement allocates the Partnership’s income, gains, losses, deductions, and credits, or items thereof between the General Partner and the Limited Partners, as a group, and among the respective Limited Partners. Some of those tax items are allocated in different ratios than other tax items (i.e. special allocations). In order for those special allocations to be accepted by the IRS, the allocations must have substantial economic effect. Economic effect means that if there is an economic benefit or burden that corresponds to an allocation, the Limited Partner to whom the allocation is made must receive the corresponding economic benefit or bear the corresponding economic burden. The economic effect of an allocation is substantial if there is a reasonable possibility that the allocation will affect substantially the dollar amounts to be received by the Limited Partners from the Partnership, independent of tax consequences and taking into account the Limited Partners’ tax attributes that are unrelated to the Partnership. We and the General Partner do not know the particular tax circumstances of any potential Limited Partner in the Partnership that are unrelated to the Partnership. Therefore, for purposes of giving our opinion concerning the allocation provisions in the Partnership Agreement, we have assumed that taking into account the Limited Partners’ tax attributes that are unrelated to the Partnership will not cause

Kunzman & Bollinger, Inc.

LEAF Asset Management, LLC

September 22, 2006

the economic effect (as defined above) of the allocation provisions in the Partnership Agreement to not be substantial (as defined above). See our opinion (8) in the “– Opinions” section of this tax opinion letter.

We Have Relied On Representations of the General Partner for Purposes of Our Opinions. Many of the federal tax consequences to a “typical Limited Partner,” as that term is defined below, of an investment in the Partnership depend in part on determinations that are inherently factual in nature. Thus, in rendering our opinions we have inquired as to all relevant facts and have obtained from the General Partner specific representations relating to the Partnership and its proposed activities, which are set forth below and are in addition to statements made by the Partnership and the General Partner in the Prospectus concerning the Partnership and its proposed activities, including forward looking statements. (See the “Forward Looking Statements and Associated Risks” section of the Prospectus.)

Based on the foregoing, we are satisfied that our opinions take into account all relevant facts, and that the material facts (including our factual assumptions as described above in “– Our Opinions Are Based In Part On Assumptions We Have Made,” and the General Partner’s representations, including those set forth below) are accurately and completely described in this tax opinion letter and, where appropriate, in the Prospectus. Any material inaccuracy in the General Partner’s representations or the Prospectus may render our opinions inapplicable. In relying on the General Partner’s representations set forth below and its statements in the Prospectus, we have taken into account the experience and knowledge of industry practices of the General Partner’s and its Affiliates’ senior management in equipment leasing and financing, including the experience of LEAF Financial Corporation, an affiliate of the General Partner, and LEAF Financial’s experience in organizing and managing prior equipment leasing and financing limited partnerships, as evidenced in the “Management” section of the Prospectus and Appendix B to the Prospectus. The representations we have obtained from the General Partner for purposes of giving our opinions, as discussed above, are set forth below.

•	A “typical Limited Partner” in the Partnership will be a natural person who purchases Units in this Offering and is a U.S. citizen.
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The Partnership Agreement will be duly executed by the General Partner and the Limited Partners and recorded in all places required under the Delaware Revised Uniform Limited Partnership Act and any other applicable limited partnership act. Also, the Partnership will operate its business as described in the Prospectus and in accordance with the terms of the Partnership Agreement, the Origination and Servicing Agreement, the Delaware Revised Uniform Limited Partnership Act, and any other applicable limited partnership act.

•	The Partnership’s Origination and Servicing Agreement will be duly executed and will govern the origination and servicing of the Partnership’s Equipment, Leases and Secured Loans.
•	The Partnership will not elect to be taxed as a corporation or elect out of the partnership provisions under Subchapter K of Chapter 1 of Subtitle A of the Code.
•	The Partnership’s Units will not be traded on an established securities market.
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The Partnership ultimately will own legal title to all of its Equipment, Leases and Secured Loans, although initially title to those assets will be held on a temporary basis (generally not longer than six months) by LEAF Funding, Inc., an Affiliate of the General Partner, and the originator of all of

Kunzman & Bollinger, Inc.

LEAF Asset Management, LLC

September 22, 2006

the Partnership’s Equipment, Leases and Secured Loans under the Origination and Servicing Agreement, in order to facilitate the Partnership’s acquisition of the Equipment Leases and Secured Loans.

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The General Partner anticipates that third-parties may participate as co-owners with the Partnership in some of the Partnership’s Leases, Secured Loans and portfolio of Equipment subject to existing Leases.

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Based on information the General Partner has concerning the compensation of third-party equipment leasing and financing companies in the areas where the Partnership will acquire its Investments, the amounts that will be paid by the Partnership to the General Partner and its Affiliates under the Partnership Agreement and the Origination and Servicing Agreement for their services to the Partnership will be reasonable and competitive amounts that ordinarily would be paid for similar services in similar transactions between Persons having no affiliation and dealing with each other “at arms’ length” in the same areas where the Partnership will conduct its activities.

•	The Partnership will have a calendar year taxable year, and will use the accrual method of accounting for federal income tax purposes.
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The principal purpose of the Partnership is to acquire and then Lease or finance Equipment to third-party lessees or borrowers, on a profitable basis to the Limited Partners, apart from tax benefits, as discussed in the Prospectus. (See, in particular the “Management,” “Investment Objectives and Strategies” sections and Appendix A of the Prospectus.)

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The General Partner will not consent to any transfers of Units in the Partnership, including the Redemption of Units, that would cause the Partnership to be considered to be terminated under §708(b) of the Code (relating to the transfer of 50% or more of a partnership’s capital and profits interests in any 12-month period), or would cause the total number of Units transferred in any calendar year, excluding private transfers, to exceed 2% of the Partnership’s total outstanding Units in any calendar year.

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Based on its past experience, the General Partner anticipates that there will be more than 100 Partners in the Partnership. The General Partner, however, further anticipates that the Partnership will not elect to be governed under simplified tax reporting and audit rules as an “electing large partnership,” although it reserves the right to do so, because most limitations affecting the calculation of the taxable income and tax credits of an electing large partnership are applied at the partnership level and not at the partner level.

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Due to the complexities and added expense of the tax accounting required to implement a §754 election to adjust the basis of the Partnership’s property when Units are sold, taking into account the limitations on the sale of the Partnership’s Units under the Partnership Agreement, the General Partner anticipates that the Partnership will not make the §754 election, although it reserves the right to do so.

Kunzman & Bollinger, Inc.

LEAF Asset Management, LLC

September 22, 2006

•	The General Partner and its Affiliates will not make or arrange financing for potential Limited Partners to use to purchase Units in the Partnership.
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The General Partner will notify the Limited Partners of any IRS audits or other tax proceedings involving the Partnership, and will provide the Limited Partners any other information regarding the proceedings as may be required by the Partnership Agreement or law.

•	The Partnership will provide its Limited Partners with the tax information applicable to their investment in the Partnership necessary to prepare their tax returns.

Scope of Our Review. We have considered the provisions of 31 CFR, Part 10, §10.35 (Treasury Department Circular No. 230) on tax law opinions. We believe that this tax opinion letter and, where appropriate, the Prospectus, fully and fairly address all material federal tax issues and any significant federal tax issues associated with an investment in the Partnership by a typical Limited Partner. In this regard, the General Partner has represented that a typical Limited Partner in the Partnership will be a natural person who purchases Units in the Partnership in this Offering and is a U.S. citizen. As set forth in Circular 230, and for purposes of this tax opinion letter:

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a federal tax issue is a question concerning the federal tax treatment of an item of income, gain, loss, deduction, or credit; the existence or absence of a taxable transfer of property; or the value of property for federal tax purposes; and

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a federal tax issue is significant if the IRS has a reasonable basis for a successful challenge and the resolution of the tax issue could have a significant impact, whether beneficial or adverse and under any reasonably foreseeable circumstance, on the overall federal tax treatment of the Partnership or a Limited Partner’s investment in the Partnership. We consider a federal tax issue to be material to a potential typical Limited Partner in the Partnership if its resolution:

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could shelter from federal income taxes a significant portion of a Limited Partner’s income from sources other than the Partnership by providing the Limited Partner with deductions in excess of the Limited Partner’s share of the Partnership’s income in any taxable year; or

•	could reasonably affect the potential applicability of federal tax penalties against the Limited Partner.

Also, in ascertaining that all material federal tax issues and any significant federal tax issues have been considered, evaluating the merits of those issues and evaluating whether the federal tax treatment set forth in our opinions is the proper tax treatment, we have not taken into account the possibility that a tax return will not be audited, that an issue will not be raised on audit, or that an issue will be settled.

Opinions. Although our opinions express what we believe a court would probably conclude if presented with the applicable federal tax issues, our opinions are only predictions, and are not guarantees, of the outcome of the particular federal tax issues being addressed. The intended federal tax consequences and federal tax benefits of a Limited Partner’s investment in the Partnership are not contractually protected as described in greater detail in the “Risk Factors –Your Tax Benefits from an Investment In Us Are Not Contractually Protected” section of the Prospectus. The IRS could challenge our opinions, and the challenge could be sustained in the courts and cause

Kunzman & Bollinger, Inc.

LEAF Asset Management, LLC

September 22, 2006

adverse tax consequences to the Partnership’s Limited Partners. Taxpayers bear the burden of proof to support claimed deductions, and our opinions are not binding on the IRS or the courts.

Our opinions with respect to the proper federal tax treatment of an investment in the Partnership by a typical Limited Partner are set forth below and we express no other opinions.

(1)	Partnership Classification. The Partnership will be classified as a partnership for federal income tax purposes, and not as a corporation.
(2)	Not a Publicly Traded Partnership. The Partnership will not be treated as a publicly traded partnership under the Code.
(3)	Limitations on Passive Activity Losses and Credits. The passive activity limitations on losses and credits under §469 of the Code will apply to typical Limited Partners in the Partnership.
(4)

Business Expenses. Business expenses of the Partnership, including payments for personal services actually rendered in the taxable year in which accrued, which are reasonable, ordinary and necessary and do not include amounts for items such as the acquisition costs of Equipment, Leases, Secured Loans or Equipment subject to Existing Leases, Organization and Offering Costs and other items that are required to be capitalized under the Code, are currently deductible.

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Potential Limitations on Deductions. A typical Limited Partner’s ability in any taxable year to use his share of these Partnership deductions on his individual federal income tax returns may be reduced, eliminated or deferred by the following limitations:

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the Limited Partner’s personal tax situation, such as the amount of his regular taxable income, alternative minimum taxable income, losses, itemized deductions, personal exemptions, etc., which are not related to his investment in the Partnership;

•	the amount of the Limited Partner’s adjusted tax basis in his Units at the end of the Partnership’s taxable year;
•	the amount of the Limited Partner’s “at risk” amount in the Partnership at the end of the Partnership’s taxable year; and
•	the passive activity limitations on losses.
(5)

MACRS. The Partnership’s reasonable Purchase Price for Equipment that it is deemed to own under the Code that is leased to independent third-party lessees under Operating Leases (but not Equipment leased under Full Payout Leases or Equipment that is subject to Secured Loans), which cannot be deducted immediately, will be eligible for cost recovery deductions under the Modified Accelerated Cost Recovery System (“MACRS”) beginning in the taxable year the Equipment is placed in service by the Partnership.

Kunzman & Bollinger, Inc.

LEAF Asset Management, LLC

September 22, 2006

A Limited Partner’s ability in any taxable year to use his share of these Partnership deductions on his personal federal income tax returns may be reduced, eliminated or deferred by the “Potential Limitations on Deductions” set forth in opinion (4), above.

(6)	Tax Basis of Units. Each typical Limited Partner’s initial tax basis in his Units will be the amount of money that he paid for his Units.
(7)	At Risk Limitation on Losses. Each typical Limited Partner’s initial “at risk” amount in the Partnership will be the amount of money that he paid for his Units.
(8)

Allocations. The allocations of income, gain, loss, deduction, or items thereof, and distributions set forth in the Partnership Agreement will govern each typical Limited Partner’s allocable share of those items to the extent the allocations do not cause or increase a deficit balance in his Capital Account in the Partnership.

(9)

Profit Motive, IRS Anti-Abuse Rule and Potentially Relevant Judicial Doctrines. The Partnership will possess the requisite profit motive under §183 of the Code. Also, the IRS anti-abuse rule in Treas. Reg. §1.701-2 and potentially relevant judicial doctrines will not have a material adverse effect on the federal tax consequences of an investment in the Partnership by a typical Limited Partner as described in our opinions.

(10)

Overall Conclusion. Our overall conclusion is that the federal tax benefits that are a significant feature of an investment in the Partnership by a typical Limited Partner will be realized as contemplated by the Prospectus. This opinion is based in part on our conclusion that substantially more than half of the Partnership’s material federal income tax benefits, in terms of their financial impact on a typical Limited Partner, will be realized as set forth in our opinions above if challenged by the IRS and litigated.

A Limited Partner’s ability in any taxable year to use his share of these Partnership deductions on his personal federal income tax returns may be reduced, eliminated or deferred by the “Potential Limitations on Deductions” set forth in opinion (4), above.

The discussion in the “FEDERAL INCOME TAX CONSEQUENCES” section of the Prospectus, insofar as it contains statements of federal income tax law, is correct in all material respects.

We strongly urge each prospective Limited Partner to read the “Risk Factors – Tax Risks” and “Federal Income Tax Consequences” sections of the Prospectus, together with this tax opinion letter.

We consent to the use of this tax opinion letter as an Exhibit to the Partnership’s Registration Statement, including pre-effective amendments and post-effective Amendments to the Registration Statement, and to all references to this firm in the Prospectus.

Very truly yours,
/s/ Kunzman & Bollinger, Inc.

KUNZMAN & BOLLINGER, INC.